UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 26, 2012

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Rockefeller Plaza, Suite 400 New York, New York		10020-2002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 26, 2012, C. Wayne Crowell was elected as Director of Intervest Bancshares Corporation (the “Company”). Mr. Crowell is an appointee of the United States Department of the Treasury (“Treasury”) pursuant to its rights as the holder of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), which stock was issued in connection with the Company’s participation in the TARP Capital Purchase Program. Treasury has the right to appoint two directors to the Board of Directors at any time that dividends payable on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods. The terms of the Series A Preferred Stock provide that Treasury will retain the right to appoint such directors at subsequent annual meetings of shareholders until all accrued and unpaid dividends for all past dividend periods have been paid.

Mr. Crowell will receive compensation for his service as a Director in conformity with the Company’s practices related to non-employee directors. Mr. Crowell will also be appointed a director of Intervest National Bank, the wholly-owned banking subsidiary of the Company, effective upon receipt of regulatory approvals required by the Office of the Comptroller of the Currency.

On October 29, 2012, the Company issued a press release announcing the election of Mr. Crowell and a copy of that press release is attached hereto as Exhibit 99.1. Mr. Crowell spent more than 35 years with the Office of the Comptroller of the Currency prior to his retirement from that agency in February of 2009. He presently is the principal of CWC Consulting LLC, which provides consulting services to financial institutions.

Item 5.07	Submission of Matters to a Vote of Security Holders

Mr. C. Wayne Crowell was appointed as a director by the United States Treasury as the sole holder of the Company’s Series A Preferred Stock, acting by a written consent dated October 24, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: October 29, 2012	By:	/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman and Chief Executive Officer
(Principal Executive Officer)

Date: October 29, 2012	By:	/s/ John J. Arvonio
Chief Financial and Accounting Officer
(Principal Financial Officer)